Chang G. Park, CPA, Ph. D.

t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

___________________________________________________________________________________________________

Exhibit 23.1

December 9, 2010

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/Pre-Effective Amendment No. 4 of our report dated August 11, 2010, relating to the financial statements of HotelPlace, Inc. as of June 30, 2010, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/Chang G. Park

____________________________

Chang G. Park, CPA

San Diego, CA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board